Exhibit 99.1

2901 Patrick Henry Drive Santa Clara, CA 95054 Phone: +1-408-938-5200 Fax: +1-408-790-3800 info@echelon.com www.echelon.com
Echelon Reports Fourth Quarter 2016 Results

-- Revenue from connected lighting platform increases for fourth consecutive quarter -

Santa Clara, Calif., February 9, 2017 - Echelon Corporation (NASDAQ: ELON) today announced financial results for the fourth quarter ended December 31, 2016.

“This quarter we expanded our connected lighting platform revenues for the fourth quarter in a row, despite overall revenue being lower than expected. We are encouraged by the level of sales engagement and the market response to our vision of connected lighting applications moving beyond energy savings and into safety, livability and maintenance efficiencies,” said Ron Sege, Chairman and CEO. “We are especially pleased with the early response to our collaboration with the IBM Watson Cognitive Computing Platform, and what we believe is the world’s first, white-tunable outdoor lighting installation in a suburb of Minneapolis.”

Financial Highlights

•	Revenues: $7.5 million

•	GAAP Operating expenses $5.8 million; Non-GAAP Operating expenses $5.1 million

•	GAAP Net Loss: $1.2 million; GAAP Net Loss per Share: $0.28

•	Non-GAAP Net Loss: $0.5 million; Non-GAAP Net Loss per Share: $0.11

•	Cash & investments: $23.0 million

Revenues were $7.5 million in the fourth quarter, down from $9.6 million in the same period of 2015 and $8.2 million in the third quarter of 2016. The decrease in revenues from the third quarter of 2016 was the result of softness in the embedded systems business. Our connected lighting platform revenues expanded from the previous quarter, marking the fourth quarter of sequential growth in these product lines. The year-over-year reduction in total revenue was exacerbated by lower shipments to Enel, as previously disclosed.

GAAP gross margin in the fourth quarter was 55.0% compared with 57.3% in the fourth quarter of 2015 and 54.7% in the third quarter of 2016. The reduction in gross margin from the fourth quarter of 2015 was due to product mix as well as overall lower revenue levels.

GAAP operating expenses for the quarter were $5.8 million, down from $11.3 million in the fourth quarter last year and up slightly from $5.6 million in the prior quarter. Non-GAAP operating expenses for the quarter were $5.1 million, down from $6.1 million in the fourth quarter last year and $5.5 million in the prior quarter. Fourth quarter non-GAAP operating expenses reached their lowest level in more than 10 years. The annual decrease was primarily due to our ongoing efforts to manage costs while investing in our strategy to grow our connected lighting business.

GAAP net loss for the fourth quarter was $1.2 million, or $0.28 per share, compared with a net loss of $5.6 million, or $1.27 per share in the same period last year, and a net loss of $1.2 million, or $0.28 per share, in the previous quarter. The year-over-year improvement was due to operating expense reductions as well as foreign exchange benefits.

Non-GAAP net loss for the fourth quarter was $0.5 million, or $0.11 per share, compared with non-GAAP net loss of $0.3 million, or $0.07 per share for the fourth quarter of 2015, and $1.1 million, or $0.25 per share, in the previous quarter.

Included in both our GAAP and non-GAAP results for the fourth quarter of 2016 were foreign currency translation gains of $549,000. This compares to foreign currency translation gains of $241,000 in the fourth quarter of 2015 and losses of $74,000 in the third quarter of 2016. These are attributable to the fluctuations in our foreign currency denominated short-term intercompany balances.

Customer Highlights

The following customer activity reflects the interest we are seeing in the marketplace for our connected outdoor lighting platform and embedded solutions. In addition to energy savings, customers are beginning to express interest in the safety- and comfort-enhancing aspects of our offerings.

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At a Pacific Northwest military base, we shipped and installed approximately 2,400 outdoor lighting fixtures with LEDs, including Lumewave by Echelon® wireless controllers and approximately 400 Lumewave by Echelon motion sensors.

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We received orders for 12 pilot projects for outdoor lighting with cities and municipalities. These projects extend across countries including Zimbabwe, the U.S., Mexico, Guyana, French Polynesia, Oman, Vietnam, Indonesia, U.A.E. and Colombia.

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We rolled out new deployments at seven automotive dealerships and continue to focus on national, independent, and large automotive dealerships. Automotive dealerships are a promising vertical for Echelon, with an estimated $350M market opportunity in the US alone.

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In our embedded business, Echelon’s next-generation transceiver technology was selected by Efficient Building Automation Corporation (EBAC) for use in two of its new Circon® controllers. These controllers enable customers to enhance their building automation systems with advanced functionality including Echelon’s internet-centric approach and flexibility to use the protocol of choice. For example, the software built into the new controllers will allow schools to automatically adjust the lights and HVAC systems depending on whether the students are in class, or whether the school is being occupied after hours.

More generally, while we are engaging in more sales opportunities, we are seeing elongation of sales cycles; we believe attributable to election-related factors and the expansion of the range of technology and application choices in the lighting industry.

Product Highlights

We are increasingly focused on expanding our Lumewave by Echelon connected lighting platform beyond on/off/dimming for energy savings to include a wide range of applications that also enhance safety, livability and maintenance efficiencies. During the quarter, Echelon released version 1.2 of its LumInsight® Enterprise and Cloud Central Management System (CMS) for sensor-enabled outdoor lighting networks. Using LumInsight CMS, city and facility managers are now able to integrate lighting or motion sensors directly to a single controller and associate it to other lights in the network. This reduces cost and enables dynamically adaptive lighting. LumInsight 1.2 also includes support for DALI devices, which greatly expands the application set that Echelon can address.

Technology Proof of Concepts and Partnerships

As part of our focus on expanding the value of lighting controls, we are currently working with industry partners and customers on some interesting technology proof of concepts (PoCs).

•
In White Bear Lake, a suburb of Minneapolis, Minnesota, what we believe is the world’s first “white tunable” connected streetlighting has been successfully deployed. The latest Lumewave by Echelon solution dynamically regulates the amount of potentially unhealthy blue light emitted and remotely adjusts streetlight color to soothing warm yellow based on activity levels, time of day, weather and events. With the American Medical Association policy statement last year about the potentially harmful effects of outdoor, high-intensity lighting, Echelon’s technology is paving the way for cities to increase public health and safety, quality of life and environmental comfort, as well as reduce energy consumption and maintenance costs. This is just one example of how our streetlighting infrastructure serves as a platform to allow smart cities to integrate IoT applications.

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Echelon is collaborating with IBM Watson® IoT to bring new intelligence to our adaptive streetlight control platform. IBM Watson IoT is a cognitive system that learns from and infuses intelligence into the physical world. By combining IBM Watson IoT data with Echelon’s connected streetlighting platform, municipalities can transform into smarter, safer and more sustainable cities.

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Echelon is partnering with the University of California, Davis California Lighting Technology Center (CLTC) to develop advancements in building energy efficiency. As an expert on intelligent lighting and building automation solutions to help optimize efficiency through a single, unified platform, Echelon is participating on the CLTC’s Technical Advisory Committee. This research initiative is part of the California Energy Commission's Electric Program Investment Charge (EPIC) that fosters clean energy research and development projects.

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In our embedded business, chipmaker MegaChips introduced a single-chip, fully-compliant IEEE 1901 HD-PLC (Power Line Communications) product that supports multi-hopping, enabling communication over long distances required for many industrial and commercial applications. MegaChips recently joined the LonMark® International global membership organization that was created to promote and advance the business of efficient and effective integration of open, multi-vendor control systems utilizing ISO/IEC 14908-1 and related standards. MegaChips is actively working with other LonMark members to port this popular protocol to its hardware.

We hope to discuss more details of these and other concepts in coming quarters.

Sales & Marketing Highlights

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During the quarter, we continued to grow our sales team with the addition of two regional sales directors that have more than 40 years combined experience. They are specifically focused on outdoor lighting within municipalities and are already pursuing new projects where Echelon’s lighting and control solutions can provide significant value.

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Our newly-expanded, lighting-focused sales team identified several dozen new opportunities in cities, towns and municipalities in the quarter, primarily in the Americas. Over one-third of these have already been qualified and are in various stages of engagement with our sales team.

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As an industrial IoT pioneer, Echelon was invited to present at the 2017 International Air-Conditioning, Heating, Refrigerating (AHR) Exposition held in Las Vegas. Product Manager Rich Blomseth, presented the advantages of the new LonTalk/IP standard which combines the benefits of LonTalk protocol with IP connectivity to provide the best of breed solution for IOT communications. The show took place in late January and hosted more than 2,000 exhibitors, attracting crowds of 60,000 industry professionals from every state in America and 150 countries worldwide.

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Echelon has been selected to present at Strategies in Light (The LED Show) in Anaheim in late February. The event showcases the latest in innovative technologies, products and services and is relied upon by the industry for information on the future of lighting. Several leaders from Echelon will be speaking including CEO Ron Sege at the investor Forum on February 28th, CTO Sohrab Modi at a session on March 1st on “Beyond Dimming: How Intelligent Lighting can Become the Backbone for Smart City Infrastructure,” and Marketing Director Rita Renner, March 2 on “Oracle Corporation’s Outdoor Lighting: from Experiment to Renaissance.”

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LED Magazine recently announced that Echelon’s PL-RF Gateway was chosen as a finalist by the independent Sapphire Awards panel that ranks submissions based on their unique technology or application, innovation, ease of use, efficiency, reliability, and contribution to profitability.

Outlook

Echelon’s guidance for the first quarter of 2017 is as follows:

•	Total revenues are expected to be in a range of $7.2 million to $7.6 million

•	GAAP gross margin is expected to be in a range of 53% to 55%

•	Non-GAAP gross margin is expected to be in a range of 54% to 56%

•	GAAP operating expenses are expected to be in a range of $5.7 million to $5.9 million

•	Non-GAAP operating expenses are expected to be in a range of $5.2 million to $5.4 million

•	GAAP loss per share is expected to be between $0.35 and $0.47, based on 4.4 million weighted average shares outstanding

•	Excluding expected non-cash equity compensation charges of $0.13 per share, non-GAAP loss per share is expected to be between $0.22 and $0.34

About Echelon Corporation

For 25 years Echelon (NASDAQ:ELON) has pioneered the development of open-standard networking platforms for connecting, monitoring and controlling devices in commercial and industrial applications. With more than 110 million devices installed worldwide, Echelon’s proven, scalable solutions host a range of applications enabling customers to reduce energy and operational costs, improve safety and comfort, and create efficiencies through optimizing physical systems. Echelon is focusing today on two industrial IoT (Internet of Things) market areas: Creating smart cities and smart enterprises through connected outdoor lighting systems, and enabling device makers to bring connected products to market faster via a range of IoT-optimized embedded systems. More information about Echelon can be found at www.echelon.com.

Echelon, Echelon logo, LumInsight, and Lumewave by Echelon are trademarks of Echelon Corporation that may be registered in the United States and other countries. Other product or service names mentioned herein are the trademarks of their respective owners.

Use of Non-GAAP Financial Measures
To supplement our consolidated financial statements, which are prepared and presented in accordance with U.S. generally accepted accounting principles, or GAAP, we have provided in this press release certain measures that have not been prepared in accordance with GAAP. These non-GAAP financial measures consist of (i) non-GAAP net income, which is defined as net income less stock-based compensation expense, adjustments to contingent consideration, restructuring, goodwill impairment, lease termination charges, and income tax effect of reconciling items, and (ii) non-GAAP net income per share, which is defined as non-GAAP net income divided by the fully diluted weighted-average number of shares outstanding.
We use these non-GAAP financial measures internally to analyze our financial results and trends, prepare and approve our annual budget, and develop short- and long-term operating plans. We believe these non-GAAP financial measures are useful to investors as an additional tool to evaluate ongoing operating results and trends. However, it is important to note that these non-GAAP financial measures are not based on any standardized methodology and are not necessarily comparable to similar measures used by other companies. In addition, stock-based compensation expense and other excluded items may have a material impact on our reported financial results. As a result, these non-GAAP financial measures should not be considered in isolation or as a substitute for comparable financial information prepared in accordance with GAAP and should be read only in conjunction with our consolidated financial statements prepared in accordance with GAAP. A reconciliation of our non-GAAP financial measures to their most directly comparable GAAP financial measures has been provided in the financial statement tables included in this press release, and investors are encouraged to review the reconciliation.

Risk Factors Regarding Forward-Looking Statements

This press release contains “forward-looking” statements within the meaning of Section 21A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and is subject to the safe harbor created thereby. Forward looking statements include, without limitation, statements regarding our future financial and operating performance, including our guidance for the first quarter of 2017, opportunities for future growth, the size of prospective markets, and our business strategy, plans and objectives. Actual results could differ materially from those projected in our forward-looking statements as a result of a number of risks and uncertainties, including, but not limited to, risks associated with the continued development and growth of markets for Echelon's products; failure to achieve revenue estimates or maintain expense controls; changes in our headcount growth or the fair market value of our common stock, either of which could impact our ability to estimate our future stock-based compensation expense; circumstances that may delay the time frame for achieving our business outlook; our ability to attract and retain talent; the risk of competition that may arise as the market develops or through consolidations in the industry; the timely development of our products and services and the ability of those products and services to perform as designed and meet customer expectations; the deployment and success of the pilot programs and proof of concepts, including the extent to which they result in follow-on orders; the risk that we do not meet expected or required shipment, delivery or acceptance schedules for our products, which could cause us to incur penalties or additional expenses or delay revenue recognition as a result; and other risks identified in the reports we file with the Securities and Exchange Commission, including our most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q.

The financial information presented in this release reflects estimates based on information that is available to us at this time. We undertake no obligation to update or revise these forward-looking statements, whether as a result of new information, future events or otherwise.

The condensed consolidated financial statements that follow should be read in conjunction with the notes set forth in our Annual Report on Form 10-K when filed with the Securities and Exchange Commission.

Investor Relations Contact:
Annie Leschin
StreetSmart Investor Relations
(415) 775-1788
annie@streetsmartir.com

ECHELON CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	December 31, 2016	December 31, 2015
ASSETS
Current Assets:
Cash and cash equivalents	$9,803	$7,691
Restricted investments	1,250	1,401
Short-term investments	11,983	16,978
Accounts receivable, net	3,015	4,030
Inventories	2,570	2,893
Deferred cost of revenues	1,104	1,122
Other current assets	900	1,109
Total current assets	30,625	35,224
Property and equipment, net	445	595
Other long-term assets	1,838	2,227
	$32,908	$38,046
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$1,697	$2,267
Accrued liabilities	2,174	2,885
Deferred revenues	3,671	3,359
Total current liabilities	7,542	8,511
Long-term liabilities	688	614
Total stockholders’ equity	24,678	28,921
	$32,908	$38,046

ECHELON CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2016	2015	2016	2015

Revenues	$7,498	$9,590	$32,385	$38,804
Cost of revenues (1)	3,375	4,093	14,302	16,528
Gross profit	4,123	5,497	18,083	22,276
Operating expenses:
Product development (1)	2,119	2,341	8,260	9,747
Sales and marketing (1)	1,638	1,602	6,189	7,832
General and administrative (1)	1,782	1,694	8,077	9,249
Restructuring charges	286	—	286	—
Goodwill impairment	—	5,698	—	5,698
Lease termination charges	—	—	—	3,337
Total operating expenses	5,825	11,335	22,812	35,863
Loss from operations	(1,702)	(5,838)	(4,729)	(13,587)
Interest and other income, net	567	227	808	791
Interest expense on lease financing obligations	—	(2)	—	(387)
Loss before provision for income taxes	(1,135)	(5,613)	(3,921)	(13,183)
Income tax expense (benefit)	102	(14)	182	50
Net loss	$(1,237)	$(5,599)	$(4,103)	(13,233)

Basic and diluted net loss per share	$(0.28)	$(1.27)	$(0.93)	$(3.00)

Shares used in computing net loss per share:
Basic and Diluted	4,432	4,416	4,425	4,409

(1) Amounts include stock-based compensation costs as follows:
Cost of revenues	$51	$28	$48	$(74)
Product development	130	75	173	304
Sales and marketing	86	17	57	(92)
General and administrative	189	64	468	155
Total stock-based compensation expenses	$456	$184	$746	$293

ECHELON CORPORATION
RECONCILIATION OF NON-GAAP TO GAAP RESULTS
Excluding adjustments itemized below
(In thousands, except per share amounts)
(Unaudited)
An itemized reconciliation between net earnings on a GAAP basis and non-GAAP basis is as follows:

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2016	2015	2016	2015
GAAP net loss	$(1,237)	$(5,599)	$(4,103)	$(13,233)

Stock-based compensation	456	184	746	293
Restructuring charges	286	—	286	—
Adjustment to contingent consideration	—	(577)	(318)	(577)
Goodwill impairment	—	5,698	—	5,698
Lease termination charges	—	—	—	3,337
Total non-GAAP adjustments to earnings from operations	742	5,305	714	8,751
Income tax effect of reconciling items	—	—	—	—
Non-GAAP net loss	$(495)	$(294)	$(3,389)	$(4,482)
Non-GAAP net loss per share:
Diluted	$(0.11)	$(0.07)	$(0.77)	$(1.02)
Shares used in computing net loss per share:
Diluted	4,432	4,416	4,425	4,409

ECHELON CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Twelve Months Ended
	December 31,
	2016	2015

Cash flows provided by (used in) operating activities:
Net loss	$(4,103)	$(13,233)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	489	1,767
Goodwill impairment charges	—	5,698
Increase (reduction) in allowance for doubtful accounts	6	(19)
Lease termination charges	—	3,337
Loss on disposal of and write down of property, equipment, and other	1	81
Increase in accrued investment income	(43)	(31)
Stock-based compensation	746	293
Adjustment to contingent consideration	(318)	(650)
Change in operating assets and liabilities:
Accounts receivable	1,009	(53)
Inventories	323	409
Deferred cost of revenues	(20)	277
Other current assets	200	356
Accounts payable	(558)	(1,309)
Accrued liabilities	(1,176)	(1,097)
Deferred revenues	340	(707)
Deferred rent	81	(45)
Net cash used in operating activities	(3,023)	(4,926)

Cash flows provided by (used in) investing activities:
Purchases of available‑for‑sale short‑term investments	(23,955)	(16,974)
Proceeds from maturities and sales of available‑for‑sale short‑term investments	29,155	28,852
Change in other long‑term assets	160	(795)
Capital expenditures	(117)	(306)
Net cash provided by investing activities	5,243	10,777

Cash flows provided by (used in) financing activities:
Principal payments of lease financing obligations	—	(11,278)
Repurchase of common stock from employees for payment of taxes on vesting of restricted stock units and upon exercise of stock options	(43)	(153)
Net cash used in financing activities	(43)	(11,431)

Effect of exchange rates on cash:	(65)	(69)

Net change in cash and cash equivalents	2,112	(5,649)
Cash and cash equivalents:
Beginning of period	7,691	13,340
End of period	$9,803	$7,691